EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 26, 2018	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

for the Second Quarter and First Half of 2018

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), today reported record earnings for the second quarter and the first half of 2018. Earnings for the second quarter of 2018 were a record $66.3 million as compared to earnings of $37.1 million for the second quarter of 2017. Diluted earnings per share were $0.63 for the second quarter of 2018 as compared to diluted earnings per share of $0.37 for the second quarter of 2017. Earnings for the first half of 2018 were a record $128.0 million as compared to earnings of $75.9 million for the first half of 2017. Diluted earnings per share were $1.22 for the first half of 2018 as compared to diluted earnings per share of $0.84 for the first half of 2017.

Second quarter of 2018 results produced an annualized return on average assets of 1.42% and an annualized return on average equity of 8.11%, respectively. For the first half of 2018, United’s return on average assets was 1.39% while the return on average equity was 7.88%. United’s annualized returns on average assets and average equity were 0.82% and 4.93%, respectively, for the second quarter of 2017 while the returns on average assets and average equity were 0.94% and 5.80%, respectively, for the first half of 2017.

“Following record net income in the first quarter of 2018, United’s earnings momentum continued as we achieved record net income of $66.3 million and $128.0 million for the second quarter and first half of 2018,” stated Richard M. Adams, United’s Chairman and Chief Executive Officer.

On April 21, 2017, United completed its acquisition of Cardinal Financial Corporation (“Cardinal”) of Tysons, Virginia. The results of operations of Cardinal are included in the consolidated results of operations from the date of acquisition. As a result of the Cardinal acquisition, the second quarter and first half of 2018 were impacted by increased levels of average balances, income, and expense as compared to the second quarter and first half of 2017. In addition, the second quarter and first half of 2017 included merger-related expenses of $23.2 million and $24.5 million, respectively, due to the Cardinal acquisition.

Net interest income for the second quarter of 2018 was $149.1 million, which was an increase of $12.9 million or 9% from the second quarter of 2017. The $12.9 million increase in net interest income occurred because total interest income increased $23.1 million while total interest expense only increased $10.2 million from the second quarter of 2017. Tax-equivalent net interest income, which adjusts for the tax-favored status of

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July 26, 2018

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income from certain loans and investments, for the second quarter of 2018 was $150.2 million, an increase of $11.5 million or 8% from the second quarter of 2017 due mainly to an additional month of higher average earning assets in 2018 as a result of the Cardinal acquisition. Average earning assets for the second quarter of 2018 increased $264.4 million or 2% from the second quarter of 2017 due mainly to increases of $540.3 million or 31% in average investment securities and $428.3 million or 3% in average net loans. Partially offsetting these increases was a decrease in average short-term investments of $704.2 million or 52%. The second quarter of 2018 average yield on earning assets increased 46 basis points from the second quarter of 2017 due to higher market interest rates and additional loan accretion of $4.7 million on acquired loans. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2018 was an increase of 39 basis points in the average cost of funds as compared to the second quarter of 2017 due to higher market interest rates. The net interest margin of 3.67% for the second quarter of 2018 was an increase of 23 basis points from the net interest margin of 3.44% for the second quarter of 2017.

Net interest income for the first six months of 2018 was $293.2 million, which was an increase of $49.3 million or 20% from the first six months of 2017. The $49.3 million increase in net interest income occurred because total interest income increased $69.5 million while total interest expense only increased $20.2 million from the first six months of 2017. Tax-equivalent net interest income for the first six months of 2018 was $295.4 million, an increase of $47.4 million or 19% from the first six months of 2017. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Cardinal acquisition. Average earning assets increased $1.8 billion or 13% from the first six months of 2017 as average net loans increased $1.6 billion or 14% for the first six months of 2018. Average investment securities increased $674.7 million or 43%. The first half of 2018 average yield on earning assets increased 40 basis points from the first half of 2017 due to higher market interest rates and additional loan accretion of $11.2 million on acquired loans. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2018 was an increase of 32 basis points in the average cost of funds as compared to the first half of 2017 due to higher market interest rates. The net interest margin of 3.64% for the first half of 2018 was an increase of 20 basis points from the net interest margin of 3.44% for the first half of 2017.

On a linked-quarter basis, net interest income for the second quarter of 2018 increased $5.1 million or 4% from the first quarter of 2018. The $5.1 million increase in net interest income occurred because total interest income increased $10.8 million while total interest expense only increased $5.7 million from the first quarter of 2018. United’s tax-equivalent net interest income for the second quarter of 2018 increased $5.1 million or 4% from the first quarter of 2018 due to a combination of a slight increase in the average earning assets and an increase in the yield on average earning assets. Average earning assets for the second quarter of 2018 were relatively flat, increasing $156.1 million or less than 1% as compared to the first quarter of 2018 as average investment securities increased $113.0 million or 5% and average net loans increased $373.5 million or 3% for the linked-quarter. Average short-term investments decreased $330.4 million or 34%. The yield on average earning assets for the second quarter of 2018 increased 18 basis points from the first quarter of 2018 due mainly to a higher yield on loans as a result of higher market interest rates and an increase of $1.3 million in loan accretion on acquired loans. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2018 was an increase of 20 basis points in the average cost of funds as compared to the first quarter of 2018 due to higher market interest rates. The net interest margin of 3.67% for the second quarter of 2018 increased 6 basis points from the net interest margin of 3.61% for the first quarter of 2018.

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For the quarters ended June 30, 2018 and 2017, the provision for loan losses was $6.2 million and $8.3 million, respectively, while the provision for the first six months of 2018 was $11.4 million as compared to $14.2 million for the first six months of 2017. Net charge-offs were $5.7 million and $8.1 million for the second quarter of 2018 and 2017, respectively. Net charge-offs were $10.9 million and $13.9 million for the first half of 2018 and 2017, respectively. Annualized net charge-offs as a percentage of average loans was 0.17% for the both the second quarter and first half of 2018. On a linked-quarter basis, the provision for loan losses increased $1.03 million while net charge-offs increased $571 thousand from the first quarter of 2018.

Noninterest income for the second quarter of 2018 was $36.0 million, which was a decrease of $4.5 million or 11% from the second quarter of 2017. The decrease was due mainly to a decrease of $3.8 million in income from mortgage banking activities due to decreased production and sales of mortgage loans in the secondary market by United’s mortgage banking subsidiary, George Mason. However, George Mason did originate approximately $305 million of portfolio mortgage loan products for United Bank during the second quarter of 2018. In addition, net gains and losses on investment securities’ activity declined $802 thousand.

Noninterest income for the first half of 2018 was $67.2 million, which was an increase of $6.5 million or 11% from the first half of 2017 as income from mortgage banking activities for the first half of 2018 increased $10.1 million from the first half of 2017. This increase was mainly due to including the production and sales of mortgage loans in the secondary market by George Mason for a full first six months in 2018 as compared to slightly over two months in 2017. In addition, bankcard fees and fees from brokerage services increased $735 thousand and $439 thousand, respectively, due to increased volume. Fees from deposit services increased $416 thousand mainly due to higher income from debit card and automated teller machine (ATM) fees. Partially offsetting these increases was a decline in net gains and losses on investment securities’ activity of $5.2 million for the first half of 2018 from the first half of 2017 due mainly to a net gain of $3.8 million on the redemption of an investment security during the first quarter of 2017.

On a linked-quarter basis, noninterest income for the second quarter of 2018 increased $4.8 million or 15% from the first quarter of 2018 due mainly to an increase of $4.1 million in income from mortgage banking activities. The increase was due mainly to a change in fair value of $4.2 million on George Mason’s interest rate lock commitments. In addition, net gains and losses on investment securities’ activity increased $430 thousand.

Noninterest expense for the second quarter of 2018 was $93.4 million, a decrease of $18.7 million or 17% from the second quarter of 2017 due mainly to merger-related expenses in the second quarter of 2017 from the Cardinal acquisition. In particular, employee compensation decreased $12.9 million due mainly to a decrease of $12.8 million in merger severance charges, net occupancy expenses decreased $4.8 million due to a decline of $5.8 million for the termination of leases and the reduction in value of leasehold improvements for closed offices, and, within other expense, additional merger-related expenses decreased $4.2 million. Partially offsetting these decreases was an increase in Federal Deposit Insurance Corporation (FDIC) insurance expense of $1.1 million as United Bank is now considered a large institution and subject to increased assessment rates. In addition, equipment expense increased $808 thousand due to increased maintenance expense and data processing expense increased $486 thousand due to additional processing despite a contract termination penalty of $525 thousand from the Cardinal acquisition in the second quarter of 2017.

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Noninterest expense for the first half of 2018 was $183.9 million, an increase of $8.9 million or 5% from the first half of 2017 due mainly to the additional employees and branch offices from the Cardinal acquisition as most major categories of noninterest expense showed increases partially offset by a decline in the associated merger-related expenses of the acquisition. In particular, employee compensation increased $3.9 million, employee benefits increased $2.2 million, equipment expense increased $2.0 million, and data processing expense increased $2.3 million. Within other expense, amortization of core deposit intangibles increased $878 thousand and business franchise taxes increased $488 thousand while merger-related expenses decreased $5.4 million. In addition, FDIC insurance expense increased $1.2 million due to United Bank now being considered a large institution as previously mentioned. Partially offsetting these increases was a decrease in net occupancy expense of $2.2 million due to the expense for the termination of leases and the reduction in value of leasehold improvements for closed offices in the Cardinal acquisition being included in the first half of 2017.

On a linked-quarter basis, noninterest expense for the second quarter of 2018 increased $3.0 million or 3% from the first quarter of 2018 due mainly to an increase of $2.3 million in employee compensation as a result of higher commissions expense related to an increase in production and sales of mortgage loans at George Mason. In addition, FDIC insurance expense increased $994 thousand due to United Bank now being considered a large institution as previously mentioned.

For the second quarter and first half of 2018, income tax expense was $19.2 million and $37.1 million, respectively, as compared to $19.3 million and $39.5 million, respectively, in the second quarter and first half of 2017. The decreases in 2018 were mainly due to a decline in the effective tax rate as a result of the Tax Cuts and Jobs Act of 2017 (the Tax Act). On a linked-quarter basis, income tax expense for the second quarter of 2018 increased $1.3 million from the first quarter of 2018 mainly due to higher earnings. United’s effective tax rate was 22.5% for the second quarter and first quarter of 2018 and 34.25% for the second quarter of 2017. For the first half of 2018 and 2017, United’s effective tax rate was 22.5% and 34.25%, respectively. The lower effective tax rate for the time periods in 2018 was due to the impact of the Tax Act.

United’s asset quality continues to be sound. At June 30, 2018, nonperforming loans were $150.9 million, or 1.12% of loans, net of unearned income, down from nonperforming loans of $168.7 million, or 1.30% of loans, net of unearned income, at December 31, 2017. As of June 30, 2018, the allowance for loan losses was $77.1 million or 0.57% of loans, net of unearned income, as compared to $76.6 million or 0.59% of loans, net of unearned income, at December 31, 2017. Total nonperforming assets of $172.8 million, including OREO of $21.9 million at June 30, 2018, represented 0.90% of total assets as compared to nonperforming assets of $193.1 million or 1.01% at December 31, 2017.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.2% at June 30, 2018 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.0%, 12.0% and 10.4%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

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July 26, 2018

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As of June 30, 2018, United had consolidated assets of approximately $19.2 billion with full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2018 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2018 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2018	June 30 2017	June 30 2018	June 30 2017
EARNINGS SUMMARY:
Interest income	$178,000	$154,947	$345,185	$275,705
Interest expense	28,878	18,702	52,020	31,840

Net interest income	149,122	136,245	293,165	243,865
Provision for loan losses	6,204	8,251	11,382	14,150
Noninterest income	36,007	40,506	67,199	60,652
Noninterest expenses	93,410	112,137	183,862	174,979

Income before income taxes	85,515	56,363	165,120	115,388
Income taxes	19,241	19,304	37,140	39,520

Net income	$66,274	$37,059	$127,980	$75,868

PER COMMON SHARE:
Net income:
Basic	$0.63	$0.37	$1.22	$0.84
Diluted	0.63	0.37	1.22	0.84
Cash dividends	$0.34	$0.33	0.68	0.66
Book value			31.12	30.85
Closing market price			$36.40	$39.20
Common shares outstanding:
Actual at period end, net of treasury shares			104,203,542	104,946,351
Weighted average- basic	104,682,910	99,197,807	104,770,681	90,100,627
Weighted average- diluted	104,952,788	99,620,045	105,058,014	90,570,289
FINANCIAL RATIOS:
Return on average assets	1.42%	0.82%	1.39%	0.94%
Return on average shareholders’ equity	8.11%	4.93%	7.88%	5.80%
Average equity to average assets	17.51%	16.59%	17.58%	16.18%
Net interest margin	3.67%	3.44%	3.64%	3.44%

	June 30 2018	June 30 2017	December 31 2017	March 31 2018
PERIOD END BALANCES:
Assets	$19,207,603	$19,035,600	$19,058,959	$18,619,702
Earning assets	16,852,952	16,657,280	16,741,819	16,331,741
Loans, net of unearned income	13,516,629	13,392,478	13,011,421	12,984,417
Loans held for sale	285,194	339,403	265,955	193,915
Investment securities	2,266,303	1,790,487	2,071,645	2,268,963
Total deposits	13,830,766	13,971,221	13,830,591	13,646,168
Shareholders’ equity	3,242,565	3,237,421	3,240,530	3,251,313

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 2018	June 2017	March 2018	June 2018	June 2017
Interest & Loan Fees Income (GAAP)	$178,000	$154,947	$167,185	$345,185	$275,705
Tax equivalent adjustment	1,115	2,512	1,104	2,219	4,076

Interest & Fees Income (FTE) (non-GAAP)	179,115	157,459	168,289	347,404	279,781
Interest Expense	28,878	18,702	23,142	52,020	31,840

Net Interest Income (FTE) (non-GAAP)	150,237	138,757	145,147	295,384	247,941
Provision for Loan Losses	6,204	8,251	5,178	11,382	14,150
Non-Interest Income:
Fees from trust services	3,104	2,863	3,091	6,195	5,893
Fees from brokerage services	1,953	1,882	2,224	4,177	3,738
Fees from deposit services	8,420	8,528	8,230	16,650	16,234
Bankcard fees and merchant discounts	1,479	1,216	1,356	2,835	2,100
Other charges, commissions, and fees	599	521	509	1,108	998
Income from bank-owned life insurance	1,271	1,258	1,254	2,525	2,475
Income from mortgage banking activities	18,692	22,537	14,570	33,262	23,212
Net (losses) gains on investment securities	(55)	747	(485)	(540)	4,687
Other non-interest revenue	544	954	443	987	1,315

Total Non-Interest Income	36,007	40,506	31,192	67,199	60,652

Non-Interest Expense:
Employee compensation	43,120	56,030	40,836	83,956	80,063
Employee benefits	9,298	9,760	9,571	18,869	16,663
Net occupancy	9,076	13,913	9,427	18,503	20,697
Data processing	5,817	5,331	5,850	11,667	9,374
Amortization of intangibles	2,010	2,093	2,010	4,020	3,141
OREO expense	556	524	946	1,502	1,938
FDIC insurance expense	2,842	1,771	1,848	4,690	3,522
Other expenses	20,691	22,715	19,964	40,655	39,581

Total Non-Interest Expense	93,410	112,137	90,452	183,862	174,979

Income Before Income Taxes (FTE) (non-GAAP)	86,630	58,875	80,709	167,339	119,464
Tax equivalent adjustment	1,115	2,512	1,104	2,219	4,076

Income Before Income Taxes (GAAP)	85,515	56,363	79,605	165,120	115,388
Taxes	19,241	19,304	17,899	37,140	39,520

Net Income	$66,274	$37,059	$61,706	$127,980	$75,868

MEMO: Effective Tax Rate	22.50%	34.25%	22.48%	22.49%	34.25%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	June 30 2018 Q-T-D Average	June 30 2017 Q-T-D Average	June 30 2018	December 31 2017	June 30 2017
Cash & Cash Equivalents	$837,329	$1,530,812	$1,092,926	$1,666,167	$1,411,004
Securities Available for Sale	2,092,862	1,575,120	2,060,927	1,888,756	1,606,813
Held to Maturity Securities	20,395	27,090	20,378	20,428	20,401
Equity Securities	10,314	0	9,664	0	0
Other Investment Securities	168,778	149,819	175,334	162,461	163,273

Total Securities	2,292,349	1,752,029	2,266,303	2,071,645	1,790,487

Total Cash and Securities	3,129,678	3,282,841	3,359,229	3,737,812	3,201,491

Loans held for sale	209,836	226,834	285,194	265,955	339,403
Commercial Loans	9,847,720	9,804,391	9,875,623	9,822,027	10,199,455
Mortgage Loans	2,655,389	2,395,699	2,782,735	2,443,780	2,514,896
Consumer Loans	847,949	705,914	870,650	761,530	696,126

Gross Loans	13,351,058	12,906,004	13,529,008	13,027,337	13,410,477
Unearned income	(13,523)	(17,741)	(12,379)	(15,916)	(17,999)

Loans, net of unearned income	13,337,535	12,888,263	13,516,629	13,011,421	13,392,478
Allowance for Loan Losses	(76,773)	(72,837)	(77,135)	(76,627)	(72,983)
Goodwill	1,478,195	1,288,114	1,478,014	1,478,380	1,485,113
Other Intangibles	42,058	21,751	40,966	44,986	53,527

Total Intangibles	1,520,253	1,309,865	1,518,980	1,523,366	1,538,640
Other Real Estate Owned	22,263	29,089	21,926	24,348	28,157
Other Assets	569,592	518,960	582,780	572,684	608,414

Total Assets	$18,712,384	$18,183,015	$19,207,603	$19,058,959	$19,035,600

MEMO: Interest-earning Assets	$16,412,229	$16,147,805	$16,852,952	$16,741,819	$16,657,280

Interest-bearing Deposits	$9,210,282	$9,613,565	$9,498,926	$9,535,904	$9,957,776
Noninterest-bearing Deposits	4,255,840	3,784,465	4,331,840	4,294,687	4,013,445

Total Deposits	13,466,122	13,398,030	13,830,766	13,830,591	13,971,221
Short-term Borrowings	208,058	341,201	199,507	477,587	321,322
Long-term Borrowings	1,659,613	1,329,013	1,794,641	1,363,977	1,364,531

Total Borrowings	1,867,671	1,670,214	1,994,148	1,841,564	1,685,853
Other Liabilities	102,492	97,982	140,124	146,274	141,105

Total Liabilities	15,436,285	15,166,226	15,965,038	15,818,429	15,798,179

Preferred Equity	—	—	—	—	—
Common Equity	3,276,099	3,016,789	3,242,565	3,240,530	3,237,421

Total Shareholders’ Equity	3,276,099	3,016,789	3,242,565	3,240,530	3,237,421

Total Liabilities & Equity	$18,712,384	$18,183,015	$19,207,603	$19,058,959	$19,035,600

MEMO: Interest-bearing Liabilities	$11,077,953	$11,283,779	$11,493,074	$11,377,468	$11,643,629

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
Quarterly/Year-to-Date Share Data:	June 2018	June 2017	March 2018	June 2018	June 2017
Earnings Per Share:
Basic	$0.63	$0.37	$0.59	$1.22	$0.84
Diluted	$0.63	$0.37	$0.59	$1.22	$0.84
Common Dividend Declared Per Share:	$0.34	$0.33	$0.34	$0.68	$0.66
High Common Stock Price	$38.80	$42.60	$38.55	$38.80	$47.30
Low Common Stock Price	$33.40	$37.45	$33.60	$33.40	$37.45
Average Shares Outstanding (Net of Treasury Stock):
Basic	104,682,910	99,197,807	104,859,427	104,770,681	90,100,627
Diluted	104,952,788	99,620,045	105,162,858	105,058,014	90,570,289
Memorandum Items:
Common Dividends	$35,584	$34,621	$35,748	$71,332	$61,398
Dividend Payout Ratio	53.69%	93.42%	57.93%	55.74%	80.93%

EOP Share Data:			June 30 2018	June 30 2017	March 31 2018
Book Value Per Share			$31.12	$30.85	$30.92
Tangible Book Value Per Share (non-GAAP) (1)			$16.54	$16.19	$16.45
52-week High Common Stock Price			$40.45	$49.35	$42.60
Date			07/03/17	12/12/16	04/03/17
52-week Low Common Stock Price			$31.70	$35.91	$31.70
Date			09/07/17	07/06/16	09/07/17
EOP Shares Outstanding (Net of Treasury Stock):			104,203,542	104,946,351	105,141,170
Memorandum Items:
EOP Employees (full-time equivalent)			2,300	2,493	2,341

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$3,242,565	$3,237,421	$3,251,313
Less: Total Intangibles	(1,518,980)	(1,538,640)	(1,521,556)

Tangible Equity (non-GAAP)	$1,723,585	$1,698,781	$1,729,757
÷ EOP Shares Outstanding (Net of Treasury Stock)	104,203,542	104,946,351	105,141,170
Tangible Book Value Per Share (non-GAAP)	$16.54	$16.19	$16.45

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended	Six Months Ended
Selected Yields and Net Interest Margin:	June 2018	June 2017	March 2018	June 2018	June 2017
Net Loans	4.76%	4.38%	4.63%	4.70%	4.37%
Investment Securities	2.73%	2.52%	2.52%	2.63%	2.66%
Money Market Investments/FFS	2.14%	1.12%	2.04%	2.08%	1.00%
Average Earning Assets Yield	4.37%	3.91%	4.19%	4.28%	3.88%
Interest-bearing Deposits	0.83%	0.53%	0.68%	0.75%	0.49%
Short-term Borrowings	0.89%	0.49%	0.60%	0.72%	0.51%
Long-term Borrowings	2.26%	1.72%	2.12%	2.20%	1.63%
Average Liability Costs	1.05%	0.66%	0.85%	0.95%	0.63%
Net Interest Spread	3.32%	3.25%	3.34%	3.33%	3.25%
Net Interest Margin	3.67%	3.44%	3.61%	3.64%	3.44%
Selected Financial Ratios:
Return on Average Common Equity	8.11%	4.93%	7.65%	7.88%	5.80%
Return on Average Assets	1.42%	0.82%	1.35%	1.39%	0.94%
Efficiency Ratio	50.46%	63.44%	51.62%	51.02%	57.46%

June 30 2018	June 30 2017	March 31 2018	December 31 2017
Loan / Deposit Ratio	97.73%	95.86%	95.15%	94.08%
Allowance for Loan Losses/ Loans, net of unearned income	0.57%	0.54%	0.59%	0.59%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.58%	0.55%	0.60%	0.59%
Nonaccrual Loans / Loans, net of unearned income	0.55%	0.72%	0.77%	0.84%
90-Day Past Due Loans/ Loans, net of unearned income	0.12%	0.06%	0.07%	0.08%
Non-performing Loans/ Loans, net of unearned income	1.12%	1.15%	1.21%	1.30%
Non-performing Assets/ Total Assets	0.90%	0.96%	0.97%	1.01%
Primary Capital Ratio	17.21%	17.32%	17.80%	17.34%
Shareholders’ Equity Ratio	16.88%	17.01%	17.46%	17.00%
Price / Book Ratio	1.17	x	1.27	x	1.14	x	1.13	x
Price / Earnings Ratio	14.41	x	26.34	x	15.02	x	22.59	x

Note:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
Mortgage Banking Data – George Mason:	June 2018	June 2017	March 2018	June 2018	June 2017
Applications	$1,195,000	$1,367,000	$1,149,000	$2,344,000	$1,367,000
Loans originated	874,493	786,318	573,732	1,448,225	786,318
Loans sold	$784,727	$722,098	$616,951	$1,401,678	$722,098
Purchase money % of loans closed	83%	87%	75%	80%	87%
Realized gain on sales and fees as a % of loans sold	2.62%	2.96%	2.62%	2.62%	2.96%
Net interest income	$264	$90	$376	$640	$90
Other income	23,468	22,393	14,883	38,351	22,393
Other expense	21,225	18,708	18,384	39,609	18,708
Income taxes	564	1,293	(703)	(139)	1,293
Net income	$1,943	$2,482	$(2,422)	$(479)	$2,482

Period End Mortgage Banking Data – George Mason:	June 2018	June 2017	December 2017	March 2018
Locked pipeline	$221,317	$387,710	$157,130	$206,883

Asset Quality Data:	June 2018	June 2017	December 2017	March 2018
EOP Non-Accrual Loans	$74,114	$96,679	$108,803	$100,172
EOP 90-Day Past Due Loans	16,422	8,489	9,803	9,165
EOP Restructured Loans (1)	60,384	49,037	50,129	48,271

Total EOP Non-performing Loans	$150,920	$154,205	$168,735	$157,608
EOP Other Real Estate Owned	21,926	28,157	24,348	22,778

Total EOP Non-performing Assets	$172,846	$182,362	$193,083	$180,386

	Three Months Ended			Six Months Ended
Allowance for Loan Losses:	June 2018	June 2017	March 2018	June 2018	June 2017
Beginning Balance	$76,653	$72,875	$76,627	$76,627	$72,771
Provision for Loan Losses	6,204	8,251	5,178	11,382	14,150

	82,857	81,126	81,805	88,009	86,921
Gross Charge-offs	(7,712)	(9,922)	(5,858)	(13,570)	(17,207)
Recoveries	1,990	1,779	706	2,696	3,269

Net Charge-offs	(5,722)	(8,143)	(5,152)	(10,874)	(13,938)

Ending Balance	$77,135	$72,983	$76,653	$77,135	$72,983
Reserve for lending-related commitments	927	738	755	927	738

Allowance for Credit Losses (2)	$78,062	$73,721	$77,408	$78,062	$73,721

Notes:

(1)	Restructured loans with an aggregate balance of $46,652, $31,606, $33,592 and $30,868 at June 30, 2018, June 30, 2017, March 31, 2018 and December 31, 2017, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(2)	Includes allowances for loan losses and lending-related commitments.